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Exhibit 10.4

Genzyme Transgenics Corporation
175 Crossing Boulevard, Suite 410
Framingham, MA 01702

April 4, 2002

Genzyme Corporation
One Kendall Square
Cambridge, MA 02139
Attn: Henri Termeer, Chairman, President and CEO

Re:
Repurchase of Genzyme Transgenics Corporation Common Stock from Genzyme Corporation

Ladies and Gentlemen:

        This is a binding letter agreement between Genzyme Corporation ("Genzyme"), and Genzyme Transgenics Corporation ("GTC") describing the terms and conditions pursuant to which GTC is purchasing 2,820,000 shares of its common stock (the "GTC Common Stock") from Genzyme.

        1.    The Stock Repurchase

        Pursuant to this Letter Agreement, and effective as of the date hereof, GTC is purchasing from Genzyme 2,820,000 shares of GTC Common Stock identified on Schedule I attached hereto at a purchase price per share equal to $3.385 for an aggregate purchase price of $9,545,700 (the "Purchase Price") comprised of $4,772,850 by wire transfer of immediately available Federal funds and $4,772,850 as provided in Section 2 below.

        2.    Financing

                (a)    The Loan.    To finance a portion of the Purchase Price, simultaneously with the delivery of this Letter Agreement, Genzyme has provided a loan to GTC in the amount of Four Million Seven Hundred Seventy Two Thousand Eight Hundred Fifty Dollars ($4,772,850) (the "Loan") as evidenced by the Subordinated Secured Promissory Note granted to Genzyme of even date herewith.

        3.    Lockup

                (a)  Until the second anniversary of this Letter Agreement, Genzyme agrees that it will not, without the prior written consent of GTC, directly or indirectly, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of or transfer, any shares of GTC Common Stock, any shares of GTC Preferred (as that term is defined in Section 4 below), or any security convertible into or exchangeable or exercisable for GTC Common Stock, including, without limitation, convertible debt securities, or any options or warrants to acquire GTC Common Stock (the agreement, the "Lockup").

                (b)  Notwithstanding the foregoing, in the event of a reduction in the issued and outstanding shares of GTC Common Stock, the Lockup shall not restrict Genzyme from disposing of additional shares of GTC Common Stock or GTC Preferred to the extent necessary to return its percentage ownership in GTC to the percentage prior to such reduction.

                (c)  The Lockup shall terminate prior to the second anniversary of this Letter Agreement (i) on the trading day immediately following twenty consecutive trading days wherein the average of the daily high and low per share trading price for the GTC Common Stock on its primary exchange equals or exceeds $12.00 per share; or (ii) immediately prior to the consummation of a merger, consolidation or other reorganization of GTC with or into an unaffiliated entity. Nothing contained in this Section 3 shall prohibit Genzyme from making an election regarding its preferred form of consideration relating to any merger or similar transaction.

        4.    Conversion Right

        GTC hereby grants Genzyme the right (the "Conversion Right"), upon written request, to convert any or all of the shares of GTC Common Stock Genzyme then holds into a newly designated series of Preferred Stock (the "GTC Preferred") which shall have all of the rights and preferences of the GTC Common Stock except that the GTC Preferred shall not have any voting rights other than those required by law. In addition, immediately upon the transfer from Genzyme to another party, the GTC Preferred shall immediately and automatically convert into GTC Common Stock.

        5.    Representations

        GTC represents and warrants that it has full corporate power and authority to enter into this Letter Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by GTC of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Letter Agreement has been duly executed and delivered by GTC and constitutes valid and binding obligations of GTC, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution of and performance of the transactions contemplated by this Letter Agreement and compliance with their provisions by GTC will not (a) violate any provision of law or regulation, or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, its Amended and Restated Articles of Organization or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which GTC is a party or by which it or any of its properties is bound, or any decree, judgment, license, permit, order, statute, rule or regulation applicable to GTC.

        Genzyme represents and warrants that the GTC Common Stock being sold pursuant to this Letter Agreement has been fully paid for and is owned by Genzyme, and is free and clear of all liens, charges, claims and encumbrances.

        6.    Miscellaneous

                (a)  Neither party shall make any public statements or publish any press releases concerning this Letter Agreement and the transactions contemplated hereby without the prior consent of the other.

                (b)  No party's rights and obligations under this Letter Agreement may be transferred or assigned directly or indirectly without the prior written consent of the other party, except that (i) a party may transfer or assign its rights and obligations under this Letter Agreement to a person or entity into which it is merged or which has otherwise succeeded to all or substantially all of its business and assets by merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Letter Agreement; and (ii) Genzyme may assign any of its rights under this Agreement to any wholly-owned subsidiary. Subject to the foregoing sentence, this Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                (c)  This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

        7.    Further Assurances

        Both Genzyme and GTC agree to, from time to time, whether now or after the date of this Letter Agreement, upon the reasonable request of the other party, to execute and deliver such other documents as may be reasonably necessary to effectuate the agreements set forth on herein.

* * * *

Please acknowledge your acceptance of this Letter Agreement by countersigning below.

Very truly yours,

GENZYME TRANSGENICS CORPORATION
/s/ JOHN B. GREEN
By:	John B. Green
Its:	Senior Vice President
GENZYME CORPORATION
/s/ MICHAEL WYZGA
By:
Its:

Schedule I

1,333,333 shares of Genzyme Transgenics Corporation Common Stock represented by certificate number 3220.

900,000 shares of Genzyme Transgenics Corporation Common Stock represented by certificate number 5441.

586,667 shares of Genzyme Transgenics Corporation Common Stock represented by certificate number 5094.

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Schedule I